Exhibit 107
Calculation of Filing Fee Tables
Form S-8
Registration Statement
(Form Type)
EZCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Class A Non-Voting Common Stock, par value, $0.01 per share	Rule 457(c) and 457(h)	400,000	$5.91	$2,364,000	$92.70 per $1,000,000	$219.14

Total Offering Amounts				—	$2,364,000	—	$219.14
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$219.14

(1)    Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of Class A Non-Voting Common Stock as may become issuable pursuant to the antidilution provisions of the 2022 Long-Term Incentive Plan.
(2)    Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Class A Non-Voting Common Stock reported on The NASDAQ Stock Market on March 1, 2022.